Exhibit 10.10

Development and Transfer Agreement for Genetic Analysis Systems

Details Parties		Kyle and Buyer

Kyle
	Name	Kyle Day
	Address	716 Gean Trl, Keller, Texas 76248 USA
	Email	kyle.day@genembryomics.com

Buyer
	Name	GenEmbryomics Limited
	ABN	72 631 082 418
	Address	C/- HWL Ebsworth Lawyers, Level 14, Australia Square, 264-278 George Street, Sydney NSW 2000
	Contact	Chairman
	Email	paul.viney@genembryomics.com

Background

A. The Seller has agreed to develop and implement:

(i) Backlinks from geneticgenie.org to the Buyer's designated web properties;

(ii) a Laboratory Information Management System (LIMS) for laboratory integration and sample management;

(iii) a Supplement Recommendation System for personalized recommendations based on genetic analysis;

(iv) a Pregnancy Support Module for pregnancy and IVF-specific supplement guidance.

(v) an AI Variant Curator for self-hosted, HIPAA-compliant hybrid variant curation and interpretation.

B. The Seller agrees to:

(i) transfer all right, title, and interest in the newly created Development Work for these specified systems to the Buyer upon completion, excluding any pre-existing agreements relating to GenVue, platforms, or intellectual property;

(ii) provide ongoing technical assistance and support during development and implementation;

C.    The Buyer has agreed to accept such developments and transfers on the terms and conditions set out in this document.

Agreed terms

1	Definitions and interpretation

1.1	Definition

In this document unless the contrary intention appears:

Accounting Standards means:

(a)

the accounting standards made by the Australian Accounting Standards Board in accordance with the Corporations Act, and the requirements of that Act relating to the preparation and content of accounts; and

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(b)	generally accepted accounting principles that are consistently applied in Australia, except those inconsistent with the standards or requirements referred to in paragraph (a) of this definition.

Agreement Date means the date of this document.

AI Interpretation System means the artificial intelligence-based system for analyzing and interpreting personal genome data to provide actionable health and wellness recommendations, including but not limited to:

(a)	machine learning algorithms for genetic variant interpretation;
(b)	personalized supplement and vitamin recommendations;
(c)	lifestyle modification suggestions based on genetic predispositions;
(d)	specialist referral recommendations based on genetic risk factors;
(e)	integration with current medical knowledge bases;
(f)	automatic updates to interpretation algorithms based on new research; and
(g)	user-friendly presentation of complex genetic information.

AI Variant Curator means a self-hosted, HIPAA-compliant, hybrid curation system that combines:

(a)	a rules-based pipeline that:
(i)	systematically applies established clinical guidelines;
(ii)	ensures compliance with industry standards;
(iii)	validates against known best-practice criteria;
(iv)	performs structured variant classification checks;
(v)	maintains auditable decision trails;
(b)	an LLM-based analysis system that:
(i)	utilizes LLM pre-trained models;
(ii)	automatically aggregates and curates genetic variant information from multiple sources including:
(a)	academic literature from PubMed;
(b)	NCBI databases;
(c)	OMIM entries;
(d)	GeneCards (or similar);
(e)	LitVar;
(f)	other relevant scientific databases;
(iii)	generates explanatory summaries and interpretations;
(iv)	provides context for variant classifications;
(c)	an integration layer that:
(i)	combines outputs from both systems;
(ii)	maintains HIPAA compliance in all data handling and storage;
(iii)	operates independently of external cloud services;
(iv)	provides comprehensive audit trails;
(v)	includes documentation for deployment and maintenance.

API means application programming interface.

ASIC means the Australian Securities and Investment Commission.

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Assets means:

Assets means all right, title and interest in:

(a)	The Development Work;
(b)	The benefit of the Assistance Activities;
(c)	Technical documentation created specifically for these developments;
(d)	The Records related to these developments. For clarity, Assets specifically excludes:

For clarity, Assets specifically excludes:

(e)	Any pre-existing GenVue or Genetic Genie code, platforms, or systems
(f)	The GenVue and Genetic Genie brands and associated intellectual property
(g)	Any intellectual property not specifically created for this development project
(h)	Any systems, code, or materials developed by the Seller outside this specific project

Assistance Activities means all activities, services and assistance reasonably required by the Buyer in respect of the Assets, including but not limited to:

(a)	technical training sessions, documentation reviews, code walkthroughs and detailed architecture explanations covering all aspects of Platform operation and development;
(b)

providing complete access to all development documentation, including architectural decisions, technical considerations and planned enhancement roadmaps including detailed explanations of system design choices, open source or other technology or software reliance, performance optimization strategies and known limitations or areas for improvement;

(c)	providing comprehensive documentation of all third-party dependencies, including licensing requirements, version compatibilities, and integration considerations;
(d)

assisting in the establishment of development workflows and procedures within the Buyer's organisation including guidance on development of best practices, code review procedures, testing methodologies and deployment strategies specific to the Platform and it’s future developments and iterations;

(e)

providing detailed documentation and training on all aspects of Platform maintenance, including routine maintenance procedures, monitoring requirements and troubleshooting guidelines including comprehensive documentation of all system dependencies, scheduled maintenance requirements and performance optimisation procedures;

(f)	assisting in establishing monitoring and alerting systems to ensure continued existing and future iterations, platform stability and performance;
(g)

providing support for critical issue resolution, including assistance with bug fixes, security patches and performance optimisation including guidance on implementing system updates, managing database migrations and maintaining system security;

(h)	providing documentation of known issues, workarounds, and planned resolutions for any existing technical deficiencies;
(i)

providing consultation, conceptualisation and guidance on planned Platform enhancements and future development initiatives including sharing insights on potential feature enhancements, scalability considerations and technology evolution strategies as well as documentation of planned development initiatives, including technical specifications and implementation considerations for features contemplated or currently in development;

(j)	guidance on integrating new technologies, implementing system improvements and maintaining compatibility with evolving industry standards;
(k)	providing specific guidance on:
(i)	best practices for implementing new analysis modules;
(ii)	methods for extending the Platform's data models;
(iii)	approaches for integrating new screening capabilities;
(iv)	strategies for maintaining system performance with additional functionalities;
(v)	recommendations for scaling the Platform to accommodate new features; and
(l)	answering questions, providing guidance, resolving issues and assisting with transition and future development activities.

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Backlinks or Backlink Services means the development and implementation of hyperlinks, references, and digital connections from geneticgenie.org to the Buyer's designated websites and digital properties, including:

(a)	implementation of permanent backlinks from relevant pages;
(b)	development of contextual linking systems;
(c)	strategic placement of links within the navigation structure;
(d)	maintenance of link integrity and relevance.

Business Day means any weekday on which banks are generally open for business in Sydney, Australia

Buyer means the party described as such in the Details.

Claim means in relation to any person or corporation, a claim, action, proceeding, damage, Loss, expense, cost or liability incurred by or to be made or recovered by or against the person or corporation, however arising or whether present, unascertained, immediate, future or contingent and includes, without limitation, a claim for compensation.

Completion means completion of the sale and purchase of the Development Rights and related Assets under clause 5 (Completion), being the point at which the Buyer acquires the perpetual, worldwide, irrevocable, royalty-free, and non-exclusive license to use, modify, commercialize, and otherwise exploit the Platform while the Seller retains ownership.

Completion Calculation Time means the close of business on the day before the Completion Date or any other date and time agreed in writing between the Seller and the Buyer.

Completion Date means the date that is 3 days after the Agreement Date.

Confidential Information means:

(a)	the terms of this document and its subject matter, including information submitted or disclosed by a party during negotiations, discussions and meetings relating to this document;
(b)	information that at the time of disclosure by a disclosing party is identified to the receiving party as being confidential; and
(c)

all other information belonging or relating to a disclosing party that is not generally available to the public at the time of disclosure other than by reason of a breach of this document or which the receiving party knows, or ought reasonably to be expected to know, is confidential to that disclosing party or any Related Entity of that disclosing party.

Consideration Shares means, together:

(a)	Kyle’s Consideration Shares;

being 378,947 ordinary shares in the capital of the Buyer at an issue price of USD$4.75 per share, equating to the Consideration Shares Value.

Consideration Shares Value means USD$1,800,000, being the Consideration Shares multiplied by the price at which the Consideration Shares are issued.

Constitution means the constitution of the Company.

Contracts means all contracts between the Seller and users of the Platform and the contracts specified in Schedule 3.

Corporations Act means the Corporations Act 2001 (Cth).

Current User means a user of the Platform at any time during the period of 24 months before the Completion Date.

Details mean the section of this document headed ‘Details’.

Development Work means:

(a)	All software, systems, and deliverables created specifically under this agreement, including:
(i)	the Backlink Services implementation;
(ii)	the LIMS System;
(iii)	the Supplement Recommendation System;

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(iv)	the Pregnancy Support Module;
(b)	All associated materials created specifically for these developments:
(i)	source code and documentation;
(ii)	algorithms and analytical methods;
(iii)	user interfaces and implementations;
(iv)	database schemas and data models;
(v)	customized workflows and business logic;
(vi)	integration protocols and configurations;
(vii)	testing and validation procedures;
(viii)	deployment and maintenance documentation;
(c)	The Records related to these developments.

For clarity, Development Work specifically excludes:

(d)	Any pre-existing GenVue or Genetic Genie code, platforms, or systems
(e)	The GenVue and Genetic Genie brands and associated intellectual property
(f)	Any intellectual property not specifically created for this development project
(g)	Any systems, code, or materials developed by the Seller outside this specific project

Encumbrance means:

(a)	any security for the payment of money or performance of obligations;
(b)	any legal or equitable interest or power reserved in or over an interest in an asset, including any retention of title;
(c)	any PPSA Security Interest;
(d)

an interest or power created or arising in or over an interest in an asset under a bill of sale, mortgage, charge, lien, pledge, hypothecation, preferential right, trust or other similar instrument, device or power; or

(e)	any other adverse right, title or interest of any nature, by way of security for the payment of a debt or the performance of any other obligation,

and includes any agreement or arrangement (whether legally binding or not) to grant or create any of the above.

Goodwill means the goodwill of the Platform.

Government Agency means any government or any public, statutory, governmental (including a local government), semi-governmental, local governmental or judicial body, entity, department or authority and includes any self-regulatory organisation established under statute.

GST has the meaning given in the GST Law.

GST Law means the A New Tax System (Goods and Services Tax) Act 1999 (Cth) and the related imposition Acts of the Commonwealth.

Intellectual Property Rights throughout the world, whether now existing or hereafter acquired or created and for the duration of the rights:

(a)

any patents, utility models, copyrights, registered or unregistered trade marks or service marks, trade names, brand names, indications of source or appellations of origin, eligible layout rights, plant variety rights, registered designs and commercial names and designations;

(b)	any invention, discovery, trade secret, know-how, computer software and confidential, scientific, technical and product information;
(c)

any other rights resulting from intellectual activity in the industrial, scientific, literary and artistic fields whether industrial, commercial, agricultural or extractive and whether dealing with manufactured or natural products; and

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(d)

any letters patent, deed of grant, certificate or document of title for any thing referred to in paragraphs (a), (b) or (c) of this definition and any medium in which any thing referred to in those paragraphs is stored or embodied.

Kyle means the party described as such in the Details.

Kyle’s Consideration Shares means 378,947 ordinary shares in the capital of the Buyer.

LIMS means the development and implementation of a laboratory information management system that facilitates the integration, management, and coordination of genetic testing workflows, including:

(a)	API-based integration with external laboratory centers;
(b)	sample tracking and management capabilities;
(c)	standardized data format conversion and validation;
(d)	chain of custody tracking and documentation;
(e)	quality control metrics and reporting;
(f)	results delivery automation.

Loss includes any losses, liabilities, damages, costs, charges or expenses (including lawyers' fees and expenses on a full indemnity basis), and fines and penalties, however arising.

Platform means the integrated implementation of the Development Work, comprising:

(a)	All systems developed under this agreement;
(b)	Associated user interfaces and backend infrastructure;
(c)	Security implementations and data protection systems;
(d)	API integrations and frameworks;
(e)	Documentation and technical materials;
(f)	Development environments and deployment configurations.

The Platform specifically excludes:

(g)	The existing GenVue and Genetic Genie platforms
(h)	Pre-existing code and systems
(i)	Seller's independent developments outside this project
(j)	The GenVue and Genetic Genie brands

Platform and Platform Documentation means the originals (unless the Seller is required by law to retain originals) and copies, in machine readable, electronic, printed or any other readable form, of those books, files, reports, records, accounts, registers, correspondence, documents and other material relating to the Platform or the Platform, including:

(a)	all documentation in respect of:
(i)	the Platform's extensibility framework;
(ii)	API integration points for new functionality;
(iii)	data model expansion capabilities;
(iv)	workflow customization mechanisms;
(v)	integration patterns for new analysis modules;
(b)

complete technical specifications, architecture diagrams, API documentation, data schemas, deployment configurations and operational procedures accompanied by all source code repositories, including full version control history, build scripts, deployment procedures and testing frameworks;

(c)	all configuration files, scripts and documentation necessary for building, testing, deploying and maintaining the Platform.

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Platform Intellectual Property Rights means all Intellectual Property Rights relating to the Platform, including but not limited to all:

(a)	software, source code, object code, algorithms, development tools, files, records, documentation, and data comprising or relating to the Platform;
(b)

inventions, innovations, improvements, developments, methods, designs, analyses, drawings, reports, and all similar or related information (whether or not patentable) comprising or relating to the Platform;

(c)	patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions, and re-examinations thereof;
(d)	trademarks, service marks, trade dress, logos, trade names, corporate names, and domain names, and all goodwill associated therewith;
(e)	copyrights, mask works, and copyrightable works, and all applications, registrations, and renewals in connection therewith;
(f)

trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, user and supplier lists, pricing and cost information, and business and marketing plans and proposals);

(g)	computer software (including data, databases, and related documentation);
(h)	other proprietary rights;
(i)	copies and tangible embodiments thereof (in whatever form or medium); and
(j)	rights to extend, modify, enhance or add new functionalities to the Platform, including but not limited to:
(i)	carrier screening capabilities;
(ii)	cancer screening result integration;
(iii)	microbiome analysis;
(iv)	additional genomic analysis tools;
(v)	integration with external diagnostic data sources;
(vi)	expansion of analytical capabilities to new areas of genetic testing;
(vii)	development of new screening methodologies; and
(viii)	any other genomic or medical analysis capabilities
(ix)	incentivised sharing
(x)	data collection and AI/LLM integrations.

Pregnancy Support Module means the specialized component of the AI Interpretation System focused on pregnancy and IVF support, including but not limited to:

(a)	pregnancy-specific supplement and vitamin recommendations based on genetic analysis;
(b)	IVF support supplementation protocols tailored to genetic profiles;
(c)	timing recommendations for supplementation during pregnancy and IVF cycles;
(d)	integration with existing pregnancy and IVF treatment protocols;
(e)	identification of genetic factors relevant to fertility and pregnancy;
(f)	automated product recommendations with affiliate linking capability.

Portal Implementation Work means all development work, customizations, configurations, and implementations performed by the Seller specifically for the portal instance of the Platform, including but not limited to:

(a)	custom user interface designs and implementations;
(b)	specific database schemas and data models;
(c)	customized workflows and business logic;
(d)	portal-specific integrations and configurations;
(e)	documentation specific to the portal implementation; and

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(f)	any other development work performed specifically for the portal instance.

PPSA means the Personal Property Securities Act 2009 (Cth).

PPSA Security Interest has the meaning given to the term “security interest” in the PPSA.

Records means the originals (unless the Seller is required by law to retain originals) and copies, in machine readable, electronic, printed or any other readable form, of those books, files, reports, records, accounts, registers, correspondence, documents and other material relating exclusively to or solely used in connection with the Assets or the Platform, comprising:

(a)	literature, brochures and other promotional material;
(b)	de-identified lists of all users and their genetic library inputs;
(c)	lists of all suppliers; and
(d)	records of and relating to the Contracts.

Related Entity has the meaning given to that term in the Corporations Act.

Seller means, Kyle Day

Seller Intellectual Property Rights means:

(a)	all rights subsisting (including associated reputation and goodwill) in:
(i)	the Platform Intellectual Property Rights;
(ii)	the domain names, trade marks and other intellectual property described in Schedule 2;
(b)

all rights subsisting in the Seller in trade secrets and in financial, marketing and technical information, ideas, concepts, know-how, technology, processes and knowledge which is confidential or of a sensitive nature (but excluding that which is in the public domain) used by the Seller in the Platform or Development of the Platform or in connection with the Assets; and

(c)	all other Intellectual Property Rights (excluding moral rights) owned by the Seller and used in the connection with the Assets or Platform.

Supplement Recommendation System means the development and implementation of a system for analyzing genetic data to provide personalized supplement and vitamin recommendations, including:

(a)	AI/LLM/algorithmic analysis of genetic variants for supplement needs;
(b)	integration with product databases;
(c)	automated recommendation generation;
(d)	user-friendly presentation of recommendations;
(e)	affiliate linking capabilities where applicable.

Third Party Components means all third-party components incorporated into or utilised by the Platform, including all software libraries, frameworks, tools and services.

1.2	Interpretation

(a)	A reference to:
(i)	one gender includes every other gender;
(ii)	the singular includes the plural and the plural includes the singular;
(iii)	a person includes a body corporate or unincorporate;
(iv)	a party includes the party’s executors, administrators, successors and permitted assigns;
(v)	a statute, regulation or provision of a statute or regulation (Statutory Provision) includes:
(A)	that Statutory Provision as amended or re-enacted from time to time;
(B)	a statute, regulation or provision enacted in replacement of that Statutory Provision; and

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(C)	another regulation or other statutory instrument made or issued under that Statutory Provision; and
(vi)	money is to Australian dollars, unless otherwise stated.
(b)	The expression “this document” includes the deed, covenants, agreement, arrangement, understanding or transaction recorded in this document.
(c)	“Including” and similar expressions are not words of limitation.
(d)	A reference to a clause or schedule is a reference to a clause of or a schedule to this document.
(e)	A reference to a document (including, without limitation, a reference to this document) is to that document as amended, novated or replaced.
(f)	Where a word or expression is given a particular meaning, other parts of speech and grammatical forms of that word or expression have a corresponding meaning.
(g)	Headings and any table of contents or index are for convenience only and do not form part of this document or affect its interpretation.
(h)

A provision of this document must not be construed to the disadvantage of a party merely because that party was responsible for the preparation of this document or the inclusion of the provision in this document.

(i)	An agreement, representation or warranty in favour of two or more persons is for the benefit of them jointly and severally.
(j)	If an act must be done on a specified day which is not a Business Day, it must be done instead on the next Business Day.
(k)	All references to time are to Australian Eastern Standard time.

1.3	Parties

(a)	If a party is made up of more than one person, or a term is used in this document to refer to more than one party, then:
(i)	a reference to a party includes each and every person;
(ii)	those persons are bound separately; and
(iii)	any two or more persons are bound jointly and severally.
(b)	A party which is a trustee of a trust is bound in its personal capacity and in its capacity as trustee.

1.4	Best and reasonable efforts

Any provision of this document which requires a party to use best efforts or reasonable efforts to procure that something is performed or occurs does not include any liability:

(a)	(payment) to pay any money, or to provide any financial compensation, valuable consideration or any other incentive to or for the benefit of any person; or
(b)	(legal action) to commence any legal action against any person, to procure that that thing is done or happens;

except:

(c)	(fees) for payment of any applicable fee for the lodgement or filing of any relevant application with any Government Agency; or
(d)	(contrary provision) where that provision expressly specifies otherwise.

2	Agreement for development

2.1	Development Scope and Rights

(a)	The Seller agrees to develop and implement only the following new components:
(i)	LIMS System
(ii)	AI Interpretation System

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(iii)	Supplement Recommendation System
(iv)	Pregnancy Support Module
(v)	AI Variant Curator
(b)	The Seller will:
(i)	deliver source code and documentation for these specific new components only;
(ii)	transfer ownership of only the newly created work specific to these components;
(iii)	provide implementation support for these specific components.
(c)	For absolute clarity:
(i)	Only newly created code and developments for these specified systems are included
(ii)	All pre-existing code, platforms, and IP remain the sole property of the Seller
(iii)	The GenVue and Genetic Genie platforms, brands, and IP are explicitly excluded
(iv)	Any improvements or modifications to pre-existing Seller IP remain owned by Seller
(d)	provide implementation and maintenance rights
(e)	For clarity, this agreement covers only:
(i)	Newly created code and developments for the specified systems
(ii)	Documentation specific to these new developments
(iii)	Technical materials created specifically for these systems

The agreement explicitly excludes:

Pre-existing GenVue/Genetic Genie code and platforms

(ii)	Pre-existing intellectual property
(iii)	The GenVue and Genetic Genie brands
(iv)	Any systems or code not specifically created for this project

(v)  "Pre-existing IP" means all intellectual property, code, systems, platforms, and documentation created by the Seller prior to or outside the scope of this agreement.

(vi) "Newly Created IP" means all intellectual property, code, systems, platforms, and documentation developed specifically under this agreement for the components listed in clause 2.1(a).

(vii) Improvements to Pre-existing IP made during the course of this agreement, whether intentional or incidental, will remain the sole property of the Seller. The Buyer will have no ownership or license rights to such improvements unless expressly agreed in writing.

2.2	No Encumbrances

The Development Rights are granted free from Encumbrances.

2.3	Title and Risk

(a)	The Seller:
(i)	Retains full ownership of all pre-existing IP
(ii)	Retains all rights to GenVue and Genetic Genie platforms
(iii)	Maintains unrestricted right to develop pre-existing IP
(iv)	Retains all associated brands and trademarks
(b)	The Buyer obtains ownership only of:
(i)	Newly created code for specified components
(ii)	Documentation created specifically for new components
(iii)	Customizations made specifically for this project
(c)	For clarity, the Buyer obtains no rights to:
(i)	Pre-existing Seller IP

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(ii)	Seller's platforms or brands
(iii)	Improvements to Seller's pre-existing IP

The Seller retains full title, ownership, and control over the Platform and the Seller Intellectual Property Rights. The Buyer obtains no title or ownership interest in the Platform or Seller Intellectual Property Rights under this document.

2.4	Application for Consideration Shares

(a)	For the purposes of the Constitution, this document serves as an application by the Seller for the Consideration Shares on the date of execution of this document.
(b)	Each Seller agrees to be bound by the Constitution upon the issue of the Consideration Shares by the Company to the Seller.

3	Consideration

3.1	Consideration Shares

In consideration of the Seller agreeing to grant the Development Rights and sell related Assets to the Buyer, the Buyer must issue 378,947 ordinary shares (Consideration Shares) to Kyle Day in accordance with clause 3.2.

3.2	Issue of Consideration Shares

(a)	On Completion the Buyer must:
(i)	issue the Consideration Shares to Kyle Day;
(ii)	issue a share certificate in favour of Kyle Day in respect of the Consideration Shares.
(b)	As soon as practicable after Completion, the Buyer must register Kyle Day as the holder of the Consideration Shares.

3.3	Apportionment

The Consideration Shares Value is apportioned as follows:

Asset	Value
Platform development	USD$ 1,799,995.00
The benefit of the Assistance Activities	USD$1.00
Seller Intellectual Property Rights	USD$1.00
Contracts	USD$1.00
Records	USD$1.00
Goodwill	USD$1.00

3.4	Goodwill

The Seller and the Buyer acknowledge and agree that the portion of the Consideration Shares Value allocated to Goodwill is fair and reasonable.

4	Conduct of operation pending Completion

4.1	Platform performance

Until the Completion Date, the Seller must:

(a)	(operational activity) continue to carry on the Platform in the ordinary and usual course;
(b)	(protection) perform any action within its power and control to maintain profitability and value of the Assets and the Platform;
(c)	(Goodwill) maintain the current operational relationships and Goodwill;
(d)	(grant an interest) not grant any interest in any Seller Intellectual Property Rights;
(e)	(maintain Seller Intellectual Property Rights) not cancel or fail to renew any registration of

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any registered Seller Intellectual Property Rights; or

(f)	do anything which materially prejudices the likelihood of Completion occurring

4.2	Restricted Action

The Seller must not without the prior written consent of the Buyer:

(a)	(disposal) dispose of, agree to dispose of, encumber or grant an option over any Asset; or
(b)	(extraordinary commitments) enter into or incur on behalf of the Platform, any commitments or liabilities, other than commitments or liabilities in the ordinary course of business.

5	Completion

5.1	Location and time

Completion must occur at a reasonable time nominated by the Seller on the Completion Date at the offices of Page Seager in Hobart or at any other place agreed in writing by the Seller and the Buyer. If a physical Completion is not possible or practicable, Completion may occur through the exchange of documents electronically and the parties will deliver original documents to each other as soon as reasonably practicable to do so.

5.2	Seller’s obligations on Completion
(a)	On Completion, the Seller hereby, with effect from Completion:

(i) grants the Development Rights to the Buyer in respect of the Platform, without the need for the parties to execute any further documents except as expressly provided in this document;

(ii)	transfers and assigns all right, title and interest in the Portal Implementation Work to the Buyer;

(iii) where the consent of third party is not required, grants the Development Rights in respect of the Third Party Components to the Buyer, without the need for the parties to execute any further documents; and

(iv) assigns to the Buyer each of the Contracts which may be assigned without requiring the consent of any third party.

(b)	At Completion, the Seller must do all of the following:
(i)	(documentation) deliver to the Buyer copies of all documentation relating to the Development Rights;
(ii)	(Assets) deliver to the Buyer those Assets capable of delivery at the respective places where they are located;
(ii)	(title documents) deliver to the Buyer all certificates of title, registration certificates and other documents relating to the ownership and use of the Assets;
(iii)	(Assets) deliver to the Buyer those Assets capable of delivery at the respective places where they are located;
(iii)

(Platform Documentation) deliver the Platform Documentation to the Buyer in a format that is readily accessible and understandable by competent technical personnel, with sufficient detail to enable independent operation and further development of the Platform, and otherwise in a format satisfactory to the Buyer.

(iv)

(Third Party Components) where the consent of a third party is required, the Seller must, at the Seller's expense, assign or novate to the Buyer with effect on Completion any Third Party Component required by the Buyer.

(v)

(certificates of registration) deliver to the Buyer current certificates of registration in respect of those items of the Assets which are required to be registered with any public authority together with such duly signed licenses as will enable the Buyer to be registered with all such public authorities as the holder of current registration of each such item;

(vi)

(Contracts) in respect of those Contracts requiring the consent of any third party, deliver to the Buyer duly executed deeds of assignment or novation (as required) of the Contracts to the Buyer together with an original counterpart of each Contract in a form and substance reasonably satisfactory to the Buyer;

(vii)

(assignment of Seller Intellectual Property Rights) deliver to the Buyer a duly executed assignment of each item of the Seller Intellectual Property Rights together with the written consent to the assignment of all necessary persons in a form and substance reasonably satisfactory to the Buyer;

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(viii)	(discharge) deliver to the Buyer discharges in the usual form of all Encumbrances granted by the Seller over any Asset to secure the obligations of the Seller to a lender or financier; and

all other documents and things required by this document to be done by or delivered by the Seller to the Buyer on Completion, or which are reasonably required by the Buyer to vest full ownership, title, possession and benefit of the Assets in the Buyer and to enable the Buyer to conduct the Platform in the same manner as the Seller conducted it before Completion.

5.3	Buyer’s obligations at Completion

At Completion, the Buyer must do all of the following:

(a)	(Consideration Shares) issue the Consideration Shares in accordance with clause 3.1;
(b)	(documents) accept all the documents and other items specified in clause 5.2 (Seller’s obligations on Completion); and
(c)	do all other acts and execute all other documents that this document requires the Buyer to do or execute at Completion.

5.4	Completion action

(a)

(Timing) Any action, including satisfaction of any condition precedent, performed by any party for the purpose of Completion is conditional upon and must be treated as simultaneous with performance of any action required to be performed by any other party for that purpose.

(b)

(Mutuality) Any action required to be performed by any party for the purpose of Completion must not be treated as performed or completed until performance or completion of all action required to be performed by each other party for that purpose.

5.5	Waiver of moral rights and Seller assistance

(a)

To the extent permitted by applicable law, the Seller hereby irrevocably waives all moral rights arising under the Copyright Act 1968 (Cth) or any similar laws of any jurisdiction in respect of the Seller Intellectual Property Rights.

(b)	The Seller agrees to provide to the Buyer any assistance necessary in any proceedings or applications for protection of the Seller Intellectual Property Rights.

6	Seller assistance

6.1	Acknowledgement

The Seller and the Buyer acknowledge and agree that:

(a)

each party comprising the Seller provides consultancy or employment services to the Buyer pursuant to the terms of a consultancy or employment agreement between that party and the Buyer (each a Relevant Agreement);

(b)

the obligations of each party comprising the Seller set out in this clause 6 shall be performed in accordance with the terms of the Relevant Agreement relating to that party, subject to clause 6.1(c); and

(c)	the Seller shall not be remunerated for carrying out the Assistance Activities in satisfaction of its obligations under this clause 6.

6.2	Agreement

Each party comprising the Seller agrees:

(a)

to undertake and provide, at the Sellers’ cost, the Assistance Activities until the earlier of the date that is 2 years from the Completion Date or until the date on which the Buyer gives notice in writing to the Seller that the Assistance Activities have been completed in accordance with this document and to the satisfaction of the Buyer (Assistance Period);

(b)	to conduct the Assistance Activities at such times and in such a manner as reasonably required by the Buyer;
(c)	to complete the Assistance Activities to the satisfaction of the Buyer before the date that is 2 years from the Completion Date;

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(d)	(d) In the event a Seller ceases to be a contractor or employee of the Buyer prior to the completion of the Assistance Period ("Departing Seller"):

(i) The Departing Seller shall provide a comprehensive knowledge transfer document covering their areas of technical expertise within 30 days of departure;

(ii) The Departing Seller shall make themselves available for up to 20 hours of transition consultation within 60 days of departure;

(iii) Upon satisfactory completion of (i) and (ii) above, as determined by the Buyer acting reasonably, the Departing Seller shall be released from their remaining Assistance Activities obligations under this agreement;

(iv) If requested by the Buyer and agreed to by the Departing Seller, any further technical assistance may be provided at market rates under a separate consulting agreement.

6.3	Post Assistance Period

The Buyer may agree that once all obligations in this document to effectively transfer the Assets to the Buyer are complete, including the Assistance Activities in accordance with this clause 6, additional support and development work by the Seller to the Buyer may, upon consent being granted by the Seller, be remunerated in accordance with each Seller’s Relevant Agreement. For the avoidance of doubt, after the Assistance Period, all such work will be remunerated in accordance with each Seller’s Relevant Agreement if such agreements continue to exist at that time.

The Seller's obligations under the Assistance Activities shall survive any termination of their contractor or employment relationship with the Buyer, provided however that:

(a) The Assistance Activities may be satisfied through:

(i) Direct assistance from the Seller;

(ii) Another qualified individual designated by the Seller and approved by the Buyer; or

(iii) Comprehensive documentation and knowledge transfer materials prepared by the Seller;

(b) The Buyer shall reasonably accommodate the Seller's schedule and availability in requesting Assistance Activities after the Seller's departure;

(c) The Seller shall be entitled to reasonable compensation at market rates for any Assistance Activities provided after their departure from the Buyer, unless such activities are part of the knowledge transfer obligations under Section 6.2(d)

6.4	Survival

The rights and obligations of the parties with respect to this clause 6 survives completion of this document.

7	Apportionment of expenses and income

7.1	Entitlement to income

The Seller and the Buyer acknowledge and agree that:

(a)	the Seller is entitled to:

(i) the income, profits, rights and benefits (and liable for the expenses and outgoings) from the Seller's use of the Platform up to and including the Completion Calculation Time; and

(ii) any ongoing income, profits, rights and benefits from the Seller's continued use and development of the Platform after the Completion Calculation Time; and (

b) the Buyer is entitled to all income, profits, rights and benefits (and liable for the expenses and outgoings) derived from its implementation of the Platform after the Completion Calculation Time.

7.2	Unpaid goods and services

If the Seller has used goods or services in the operation of the Platform on or before the Completion Calculation Time which are not paid for at that date, the Seller will indemnify the Buyer by payment or proper allowance at Completion the expenses and outgoings for the use of those goods or services to the extent that the Buyer agrees to assume liability for those expenses and outgoings from the Completion Date.

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7.3	Prepaid goods and services

If the Seller has made a prepayment in respect of goods, services or other benefits which will be received by the Buyer in respect of the Platform after the Completion Calculation Time, the Buyer will indemnify the Seller by payment or proper allowance at Completion the amount of that prepayment to the extent that it relates to the period after the Completion Date.

7.4	Apportionment of outgoings

All other expenses and outgoings normally apportioned on the purchase of a business similar to the Platform will be apportioned as at the Completion Calculation Time.

7.5	Book debts

Any amounts received by the Buyer on account of any book debt of the Seller:

(a)	will be received by the Buyer as agent of the Seller and must be paid to the Seller; and
(b)	must be applied to reduce the Seller’s book debts in priority to debts owing to the Buyer.

8	Future Development Restrictions

8.1      Permitted Activities by Buyer. The Buyer may freely use, modify, enhance, commercialize, and otherwise exploit the Platform a. The Buyer's modifications and derivative works are owned by the Buyer. However, nothing restricts the Seller from continuing to develop, enhance, commercialize, or otherwise exploit the Platform and related IP independently, provided the Seller does not copy the Buyer's modifications verbatim without permission.

8.2      Exclusions The restrictions in this section do not apply to: (a) generic programming techniques, methods and processes commonly known in the industry; (b) general knowledge and experience gained while developing the Platform; (c) independently developed intellectual property.

8.3      Seller's Ongoing Rights The Seller may continue to enhance, modify, commercialize, and operate the Platform and related IP independently. The Seller retains the right to use all aspects of the Platform and Seller Intellectual Property Rights and may compete in the marketplace using its own enhancements. The Seller shall not incorporate the Buyer's proprietary modifications into its own platform without the Buyer's consent.

8.4       No Cloning of Modifications The Seller agrees not to create a direct clone of the Buyer's proprietary modifications. Similarly, the Buyer agrees not to create a direct clone of the Seller's subsequent proprietary enhancements. Both parties remain free to innovate independently on top of the original Platform.

8.5       Portal Implementation Work Ownership The Buyer owns all right, title and interest in the Portal Implementation Work transferred under this agreement. The Seller acknowledges that it has no ownership claim to the specific portal implementations, customizations, and developments transferred to the Buyer. The Seller may not copy, use, or redistribute any part of the Portal Implementation Work without the Buyer's express written permission.

8.6	Brand Protection

(a)	Nothing in this agreement grants the Buyer any rights to:
(i)	The GenVue name or brand
(ii)	The Genetic Genie name or brand
(iii)	Any associated trademarks or intellectual property
(b)	The Buyer shall not:
(i)	Use the GenVue or Genetic Genie names
(ii)	Market itself as associated with GenVue or Genetic Genie
(iii)	Represent that its platform is GenVue or Genetic Genie
(c)	The Seller retains all rights to the GenVue and Genetic Genie brands and may continue to use, develop, and market these brands independently

9	Seller warranties and indemnities

9.1	Seller warranties

The Seller warrants to the Buyer that each warranty set out in Schedule 1 (Seller Warranties) is accurate as at the Agreement Date and the Completion Date in relation to facts subsisting at each of those dates.

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9.2	Separate warranty

Each warranty provided by the Seller is a separate warranty in no way limited by any other warranty.

9.3	Seller indemnity

(a)	The Seller indemnifies the Buyer against any Claim to the extent that the Claim arises from or is connected with a breach of any of the Seller’s warranties.
(b)	The Seller shall not indemnify the Buyer for any claims arising from the Buyer’s failure to implement the Development Work in compliance with regulatory, healthcare, or legal standards.

9.4	Additional Licensing Warranties

The Seller warrants to the Buyer that:

(a) The Seller has the right to grant the Development Rights to the Buyer on the terms set out in this document;

(b) The Seller warrants to the Buyer, to the best of its knowledge and belief, that the Development Rights do not infringe the intellectual property rights of any third party;

(c) The Seller has not granted and will not grant any licenses or other rights in respect of the Platform that would conflict with the Development Rights granted to the Buyer;

(d) The Seller will maintain ownership of the Platform and associated intellectual property rights throughout the duration of the Development Rights.

9.5	Limitation of Liability

(a)	The Buyer acknowledges that it bears all liability and responsibility for:
(i)	Implementation and deployment of the Platform
(ii)	Regulatory and healthcare compliance
(iii)	Medical advice and recommendations
(iv)	User data protection
(v)	System modifications and enhancements
(vi)	Integration with third-party systems
(b)	The Seller's liability under this agreement shall be limited to:
(i)	Delivery of the specified Development Work
(ii)	Providing documentation and assistance as specified
(iii)	Warranty of non-infringement of third-party IP rights
(c)	In no event shall the Seller be liable for:
(i)	The Buyer's use or implementation decisions
(ii)	Medical or healthcare outcomes
(iii)	Regulatory compliance issues
(iv)	Data protection or privacy issues
(v)	System modifications by the Buyer

(d) The Seller shall not be liable for any claims, damages, or liabilities arising from modifications, integrations, or enhancements made by the Buyer or its agents to the Development Work, including improper implementation or use outside of provided documentation.

(e) The Seller’s total liability under this agreement shall not exceed the value of the Consideration Shares or USD $1,800,000, whichever is less.

(f) The Buyer assumes full responsibility for the implementation, deployment, and regulatory compliance of the Development Work, including ensuring all disclaimers, privacy, and data protections meet applicable legal requirements.

(g) The Seller shall not be liable for any indirect, incidental, or consequential damages, including but not limited to loss of profits, goodwill, or anticipated savings, arising from or related to this agreement, even if the Seller has been advised of the possibility of such damages.

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10	Seller acknowledgments

The Seller agrees and acknowledges:

(a)	this document does not constitute a recommendation or financial product advice and the Company has not had regard to Sellers particular objectives, financial situation and needs;
(b)

except for any liability which cannot be excluded by law, the Company, its officers and affiliates do not make any warranty or representation as to the accuracy or completeness of any information given to the Seller or which is publicly available. The Company, its officers and affiliates exclude and disclaim all liability (including but not limited to fault or negligence) for any expense, loss, damage or cost that may be incurred by the Seller or any other person as a result of that information being inaccurate or incomplete in any way for any reason to the maximum extent permitted by law;

(c)

the Company is contracting on an arm’s-length basis with the Seller and the Seller is solely responsible for making their own independent judgement in relation to Consideration Shares and any other matters arising in connection with it and the this document does not create any obligation (fiduciary or otherwise) on the Company, its officers and affiliates. No duty of care is owed by the Company, its officers and affiliates to the Seller;

(d)

the Seller are aware that the acquisition, ownership and disposition of the Consideration Shares may have tax consequences in Australia and other applicable jurisdictions, which could negatively impact any return realised from the acquisition, ownership or disposition of the Consideration Shares. Any discussions of tax issues in information provided by the Company or officers are not intended to be legal or tax advice to any person and are not intended to be used, and cannot be used, by any person for the purpose of avoiding any tax penalties that may be imposed on that person. The Seller acknowledges that it is the Seller’ responsibility to consult with the Seller’ tax adviser or other professional adviser on tax aspects of the Seller acquisition, ownership and disposal of the Consideration Shares.

(e)	if restrictions on sale apply to the Consideration Shares, matching restrictions on transfer may be imposed;
(f)

an investment in the Consideration Shares involves a degree of risk. The Seller has considered the risks associated with the Consideration Shares in deciding whether to accept the Consideration Shares as consideration;

(g)	any expenses incurred by the Seller in relation to the Consideration Shares will be to the Seller’ own account; and
(h)

no prospectus, product disclosure statement, offering memorandum or other form of disclosure document has been prepared for lodgement or will be lodged with ASIC or other securities regulatory body in connection with the issue of the Consideration Shares.

11	Disputes

11.1	Notice

If a party has a dispute or complaint against the other, that party (Notifying Party) must notify the other party in one of the ways described in clause 12 (Notices). The Notifying Party must ensure that the notice contains specific detail identifying the nature of the dispute or complaint.

11.2	Best efforts to resolve

Both parties within 21 days of the delivery of a dispute notice will meet and use their best efforts to resolve the dispute or complaint to the mutual satisfaction of both parties as soon as possible.

11.3	Arbitration

(a)

If the parties are not able to reach a resolution of the dispute or complaint within a reasonable period of time (in any event being no more than 21 days after the date of receipt of the notice of the complaint or dispute), then the dispute or complaint must be submitted for arbitration in accordance with, and subject to, the Resolution Institute Arbitration Rules.

(b)	For disputes which involve a Claim for less than $50,000.00, arbitration will take place by way of written submissions supported by relevant documents alone unless both parties agree otherwise.

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11.4	Continuing obligations

The parties agree to continue to perform their obligations under this document, notwithstanding the existence of a dispute.

12	Notices

12.1	Form

Any notice, consent, approval, waiver and other communications to be given under or in connection with this document must be in writing, signed by the sender and marked for the attention as set out or referred to in the Details or, if the recipient has notified otherwise in writing, then marked for attention in the way last notified (Notice).

12.2	Delivery

A Notice must be:

(a)	sent by email to the email address set out or referred to in the Details; or
(b)	left at the address set out or referred to in the Details; or
(c)	sent by prepaid post to the address set out or referred to in the Details.

However, if the intended recipient has notified a changed email address or changed postal address, then the communication must be to that email address or postal address.

12.3	When effective

A Notice takes effect from the time it is received unless a later time is specified in the Notice.

12.4	Receipt – email

If sent by email, a Notice is taken to be received at the time the email message is sent, unless the sender receives automated email notification that the email transmission has failed or has been delayed within 12 hours of sending the Notice.

12.5	Receipt – postal

If sent by post, a Notice is taken to be received 6 days after posting (or 10 days after posting if sent to or from a place outside Australia).

12.6	Receipt – general

Despite clauses 12.4 (Receipt - email) and 12.5 (Receipt - postal) and, if a Notice is received after 5pm in the place of receipt or on a non-Business Day, a Notice is taken to be received at 9am on the next Business Day.

13	Confidentiality

13.1	Non disclosure

The parties hereby agree and confirm that the Confidential Information is strictly confidential and that any disclosure not authorised under this document is strictly prohibited.

13.2	Protection

To protect and observe the Confidential Information each party agrees to use all care and take all practical steps to ensure that the Confidential Information is not disclosed to anyone other than persons employed by it or acting on its behalf who are required to have access to the Confidential Information for the purposes of this document.

13.3	Disclosures required by law

Nothing in this clause 13 prohibits the disclosure of Confidential Information to the extent required by law but in the event that any party to this document is requested to make disclosure that party will as soon as possible notify the other party and if requested to do so will take all reasonable practical legal steps to prevent disclosure.

13.4	Survival

The rights and obligations of the parties with respect to confidentiality survive any termination of this document.

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14	Entire agreement

This document constitutes the entire agreement between the parties in relation to its subject matter and supersedes all previous agreements, negotiations and understandings between the parties in relation to its subject matter.

15	General

15.1	Amendments

An amendment or variation to this document is not effective unless it is in writing and signed by the parties.

15.2	Assignment

A party cannot assign or otherwise transfer any of its rights under this document without the prior written consent of each other party.

15.3	Consents

Unless this document expressly provides otherwise, consent under this document may be given or withheld in the absolute discretion of the party entitled to give the consent and to be effective must be given in writing.

15.4	Survival of indemnities

Each indemnity in this document is a continuing obligation, separate and independent from the other obligations of the parties and survives completion or termination of this document.

15.5	Counterparts

(a)	This document may be entered into in any number of counterparts.
(b)	A party may execute this document by signing any counterpart.
(c)	All counterparts, taken together, constitute one document.
(d)	Each party consents to the exchange of counterparts of this document by delivery of a PDF document by email, or such other electronic means as may be agreed in writing.

15.6	Electronic Signature

(a)

The parties consent to this document being signed by or on behalf of a party by an Electronic Signature, if the document can be validly executed by an Electronic Signature in the jurisdiction specified in clause 17 (Governing law and jurisdiction).

(b)

Where this document is electronically signed by or on behalf of a party, the party warrants and agrees that the Electronic Signature has been used to identify the person signing and to indicate that the party intends to be bound by the Electronic Signature.

(c)	Clause 15.5 (Counterparts) applies to the execution and exchange of counterparts of this document that have been electronically signed.
(d)

In this clause 15.6, ‘Electronic Signature’ means a digital signature or a visual representation of a person’s handwritten signature or mark which is placed on a physical or electronic copy of this document by electronic or mechanical means, and “electronically signed” has a corresponding meaning.

15.7	Costs

(a)	Each party will bear its own costs and disbursements of or incidental to the negotiation, preparation and execution of this document, and all other matters and agreements referred to in this document.
(b)	The Buyer will pay for any stamp duty payable with respect to this document, and all other matters and agreements referred to in this document.

15.8	Further acts and documents

Each party must promptly do all further acts and execute and deliver all further documents (in a form and content reasonably satisfactory to that party) required by law or reasonably requested by another party to give effect to this document.

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15.9	Waivers

The non-exercise of, or delay in exercising, any power or right of a party does not operate as a waiver of that power or right, nor does any single exercise of a power or right preclude any other exercise of it or the exercise of any other power or right. A power or right may only be waived in writing, signed by the party to be bound by the waiver.

15.10	Severance

(a)

If anything in this document is unenforceable, illegal or void then it is severed and the rest of this document remains in force, unless the severance would change the underlying principal commercial purpose or effect of this document.

(b)

If two or more provisions of this document are inconsistent or contradictory the numerical position of those provisions must not be a determinative factor in any decision, order or ruling that results in the severance of any conflicting provision.

15.11	Force Majeure

Neither party will be liable for any failure or delay in performing its obligations under this agreement (other than payment obligations) due to causes beyond its reasonable control, including acts of God, natural disasters, government actions, labor disputes, or technical failures. If a force majeure event continues for more than sixty (60) days, either party may terminate this agreement upon written notice.

Default

16.1	Notice to Complete

(c)

Subject to clause 15.10(d), without derogating from or limiting its rights at law or under this document, if the Seller or the Buyer (Non-Defaulting Party) does not complete on the Completion Date as a result of default of this document by the other (Defaulting Party), then the Non-Defaulting Party may give the Defaulting Party a notice requiring the Defaulting Party to complete within 10 Business Days after receipt of the notice.

(d)	Nothing in clause 15.10(c) limits the Non-Defaulting Party's rights in relation to a default by the Defaulting Party.
(e)

The Non-Defaulting Party is entitled to make a Claim against the defaulting party for any Loss suffered or incurred as a result of or in connection with the failure of the Defaulting Party to complete on the Completion Date.

16.2	Mitigation

The Seller's rights of recovery under this clause 0 will be subject to its duty to mitigate any damage or Loss incurred by it in connection with the Buyer's failure to complete this document.

16.3	Interest

Any amount which has fallen due pursuant to the provisions of this document including any amount payable and which is unpaid will, while it remains unpaid, accrues interest at the rate which is 4% percent higher than the cash target rate set by the Reserve Bank of Australia (from time to time) and that interest will form part of the debt payable to the party entitled to the unpaid amount and be payable on demand.

16.4	Liability Allocation

(a)	The Buyer assumes full responsibility and liability for:
(i)	Implementation and deployment decisions
(ii)	Regulatory and healthcare compliance
(iii)	Medical recommendations and outcomes
(iv)	Data protection and privacy
(v)	System modifications and enhancements
(vi)	Integration with third-party systems

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(b)	The Seller's liability is strictly limited to:
(i)	Delivery of specified Development Work
(ii)	Documented assistance obligations
(iii)	Non-infringement of third-party IP rights
(c)	The Buyer shall indemnify and hold harmless the Seller from:
(i)	Implementation decisions
(ii)	Regulatory compliance issues
(iii)	Medical or healthcare outcomes
(iv)	Data protection or privacy issues
(v)	System modifications or enhancements
(vi)	Third-party claims arising from Buyer's use or deployment
(d)	The Seller specifically disclaims all liability for:
(i)	Medical or healthcare outcomes
(ii)	Supplement recommendations and interactions
(iii)	Healthcare regulatory compliance
(iv)	Clinical or medical use of the system
(v)	Data protection and privacy compliance
(vi)	Implementation decisions by the Buyer
(e)	The Buyer agrees to defend, indemnify and hold harmless the Seller from any claims arising from:
(i)	Medical or healthcare outcomes
(ii)	Regulatory compliance issues
(iii)	Clinical implementation decisions
(iv)	Data protection violations
(v)	Modification of system disclaimers or warnings

16.5	Termination for Material Breach

(a) Either party may terminate this agreement if the other party commits a material breach of its obligations under this agreement and fails to remedy the breach within thirty (30) days of receiving written notice.

(b) Upon termination:

(i)	The Buyer must return all Confidential Information and materials delivered by the Seller;
(ii)	The Seller must complete the transfer of any partially completed Development Work; and
(iii)	Both parties must continue to comply with confidentiality and indemnity obligations.

17	Governing law and jurisdiction

17.1	Governing law

The laws of Tasmania govern this document.

17.2	Jurisdiction

The parties submit to the non-exclusive jurisdiction of the courts of Tasmania.

(a)

The Seller makes no representation or warranty regarding the regulatory compliance, medical efficacy, or safety of the Development Work. The Buyer is solely responsible for validating all medical or supplement recommendations, ensuring compliance with healthcare regulations, and maintaining appropriate disclaimers and warnings to end users.

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Signing page

Executed as an agreement

Dated the 10th day of January 2025

Executed by Kyle Day in the presence of:

Witness Signature

Executed by Genembryomics Limited (ACN 631 082 418) in accordance with section 127 of the

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Schedule 1

Seller Warranties

1.	Limitation of Warranties

(a)	All warranties in this Schedule:
(i)	Apply only to newly created Development Work
(ii)	Are void if the Buyer modifies the delivered code
(iii)	Are contingent on the Buyer's proper implementation
(iv)	Exclude any pre-existing Seller IP or platforms
(v)	Are subject to proper maintenance of all disclaimers and warnings
(b)	The Seller specifically disclaims any warranties regarding:
(i)	Medical or healthcare outcomes
(ii)	Regulatory compliance
(iii)	Clinical implementation
(iv)	Data protection
(v)	System modifications by the Buyer

2.	The Buyer

The Buyer acknowledges and agrees that:

(a)	All warranties provided in this Schedule are subject to the system being used in accordance with provided documentation and guidelines;
(b)	The Buyer assumes all liability and responsibility for:
(i)	Implementation and deployment decisions
(ii)	Regulatory compliance in deployment
(iii)	Medical and healthcare compliance
(iv)	Maintaining appropriate disclaimers and warnings
(v)	User data protection and privacy
(vi)	System modifications made by the Buyer
(c)	The Seller's warranties extend only to the delivery of the specified Development Work in accordance with documented specifications, and do not cover:
(i)	Modifications made by the Buyer
(ii)	Integration with third-party systems by the Buyer
(iii)	Usage outside documented parameters
(iv)	Failure to maintain required disclaimers or warnings

3.	The Seller

(a)	The Seller is authorised to conduct development throughout the jurisdictions in which the Platform is conducted.
(b)	The Seller has full power and authority to own the Assets and conduct the Platform.
(c)	The Seller is not insolvent or bankrupt, and no controller or trustee has been appointed over any part of the Assets, and no appointment has been threatened.
(d)

The Seller is not in liquidation or administration, no proceedings have been brought or threatened and no procedure has been commenced for the purpose of winding up the Seller or placing it under administration.

(e)	Each party comprising the Seller enters into this document in its own capacity and not as trustee for any trust.

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4.	Due authorisations

(a)	The execution and delivery of this document has been properly authorised by all necessary action of the Seller.
(b)	The Seller has full power and lawful authority to execute and deliver this document and to perform its obligations under this document.
(c)

This document and Completion do not conflict with, or result in a breach of, or default under, any provision or any material term or provision of any agreement, deed, law or order by which the Seller is bound.

5.	Shares

(a)

The Seller is in compliance with all relevant laws and regulations applicable to subscription of the Consideration Shares (including, without limitation, the requirements of the Corporations Act, the Foreign Acquisitions and Takeovers Act 1975 (Cth), the Competition and Consumer Act 2010 (Cth) and the constitution of the Company and the Seller will not cease to be in compliance if the Seller acquires the Consideration Shares.

(b)

The Seller has made and relied upon their own assessment of the Company and have conducted their own investigations with respect to the Consideration Shares including, without limitation, any restrictions on resale of the Consideration Shares and the particular tax consequences of acquiring, owning or disposing of the Consideration Shares in light of the Sellers particular situation and the Seller has decided to acquire the Consideration Shares based on the Sellers’ own enquiries and professional advice, and not in reliance upon any act, investigation, research, recommendation or representation made by the Company, its officers or any persons acting on behalf of them. None of those persons has made any representation to the Seller, express or implied, with respect to the Consideration Shares.

(c)

The Seller has knowledge and experience in financial matters such that the Seller are capable of evaluating the merits and risks of acquiring the Consideration Shares. The Seller has determined that the Consideration Shares are a suitable investment for the Seller both in the nature and number of the Consideration Shares being acquired. The Seller can bear the economic risk of an investment in the Consideration Shares.

(d)

The Seller has access to all information that the Seller believes is necessary or appropriate in connection with the Sellers’ acquisition of the Consideration Shares for an adequate time so as to enable the Seller to make an informed investment decision regarding the acquisition of the Consideration Shares.

6.	Accuracy of information

(a)	All information that has been given by, or on behalf of, the Seller to the Buyer in relation to the Platform and Assets is true, complete and accurate in all respects;
(b)	All information that the Seller knows about the Platform or the Assets which needs to be known by a buyer of the Platform, has been disclosed to the Buyer in writing;
(c)

All information given by the Seller or its professional advisers by or on behalf of the Seller to the Buyer or its professional advisers in the course of negotiations leading to this Agreement and Completion and the facts set out in the schedules to this Agreement are true, accurate and not misleading in all respects.

(d)

The Seller has disclosed to the Buyer all of the information that is reasonably within the possession of the Seller at the date of this document about the Platform and the Assets that a prudent purchaser for value would desire to know in the ordinary course of Platform and the information disclosed is true, complete and accurate and is not misleading (including by omission).

(e)

No circumstance has arisen, nor has any information become available prior to the date of this document, which has materially and adversely affected, or may materially and adversely affect, the Platform or the Assets.

(f)	All Records have been properly maintained in all material respects, are in the possession or control of the Seller, and give a materially accurate view of the matters which appear in them.

7.	Title

(a)	The Seller is the sole legal and beneficial owner of the Platform and of all the Assets.

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(b)	The Seller has full rights, title and interest in the Platform and all the Assets, free from any Encumbrance or third-party interest.
(c)	The Seller has not disposed of, or agreed to dispose of, any of the Assets or any interest in any of the Assets other than to the Buyer.

8.	Financial Position

(a)

All information concerning the financial position of the Platform which has been shown by or on behalf of the Seller to the Buyer has been compiled in accordance with all applicable laws and regulations (including accounting standards, practices and policies).

(b)

There are no actual or contingent liabilities of, or unascertained Claims against, the Seller (including contractual commitments) which could materially and adversely affect the value of the Platform, the Assets or the Buyer's ability to conduct the Platform.

(c)	To the best of the Seller’s knowledge, information and belief all accounts, books, ledgers and financial or other records of the Seller which relate to the Platform:
(i)	have been fully and properly maintained and contain due records of all matters required to be entered by any relevant legislation or prudent Platform practice;
(ii)	do not contain or reflect any material inaccuracies or discrepancies;
(iii)	give and reflect a true and fair view of the trading transactions and of the financial and contractual position of the Seller and of its Assets and liabilities in relation to the Platform; and
(iv)	have been prepared in accordance with the generally accepted accounting principles and practices (in the relevant jurisdiction).

9.	Intellectual Property

(a)	Details of the Seller Intellectual Property Rights are set out in Schedule 2 (Owned Rights). In respect of all Owned Rights:
(i)	all registration, application and other fees due for payment have been paid in full by the Seller;
(ii)	they are owned solely by the Seller and, at Completion, will be free of all Encumbrances;
(iii)	no person other than the Seller has any right to use those Owned Rights;
(iv)	so far as the Seller is aware, there has been no unauthorised use by another person of the Owned Rights;
(v)	so far as the Seller is aware, nothing has been done or omitted to be done by the Seller and no other circumstance exists that may affect the validity or ownership of the Owned Rights; and
(vi)	the Seller has not dealt with or granted to any person any rights in respect of any Owned Rights, including under a licence granted by the Seller.
(b)

The Seller has not licensed any of the Seller Intellectual Property Rights and has not assigned or in any way disposed of any right, title or interest in the Seller Intellectual Property Rights except pursuant to any contract, a copy of which has been provided to the Buyer prior to execution of this agreement.

(c)	Neither the carrying on of the Platform, nor the use of the Seller Intellectual Property Rights in the Platform, nor the entry into or performance by the Seller of this document:
(i)	infringes or is alleged to infringe the Intellectual Property Rights of any third party; or
(ii)	is or is alleged to be in breach of any obligation of confidence owed to any third party.
(d)	There has not been:
(i)	any challenge to the Seller’s right, title and interest in and to, or right to use, the Seller Intellectual Property Rights in the jurisdictions in which they are used by the Seller;
(ii)	any infringement of the Seller Intellectual Property Rights; nor
(iii)	any other act or omission which may affect the validity or enforceability of the Seller Intellectual Property Rights.

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(e)	The Seller Intellectual Property Rights are valid and enforceable in the jurisdictions in which they are used by the Seller.
(f)

The Seller does not, in the conduct of the Platform, infringe or wrongfully use any Platform names, licences, copyrights, patents, trade marks, service marks, trade names, designs, and similar industrial, commercial or intellectual property (whether registered or not and whether protected by statute or not and including formulae, recipes and know-how) in the conduct of the Platform.

(g)

No disclosure has been made to any person of any industrial know-how or any financial or trade secret of the Seller in connection with the Platform to a person (other than the Buyer) except as required by law.

(h)	There are no royalty, licence or any other fees payable in connection with the Platform or in relation to the conduct of the Platform.
(i)

The Platform's architecture is designed to accommodate the addition of new analysis capabilities, data import functionalities and integration with additional data sources without requiring fundamental restructuring of the core Platform components.

(j)	all Third Party Components are properly licensed, transferable to the Buyer and compliant with all applicable open-source obligations.

10.	Compliance with law and absence of litigation

(a)	there are no Claims in respect of the Platform or any of the Assets and there are no Claims relating to the Platform or the Assets which may give rise to litigation;
(b)

there is no unsatisfied judgment, order, arbitral award or decision of any court, tribunal or arbitrator against the Seller or any of the Assets and there is no outstanding Claim to which the Seller is party pending or threatened against the Seller in respect of the Platform or the Assets;

(c)

the Seller is not a party to any contract, agreement, arrangement or understanding which is in breach of any applicable trade practices legislation in relation to the Platform nor does the Seller engage in any conduct or practice which is in breach of that legislation; and

(d)	the Seller holds all necessary or desirable licences (including statutory licences) and consents, permissions, authorisations and permits for the proper carrying on of the Platform in all its aspects.

11.	Data Protection

(a)	The Seller complies with all applicable laws, guidelines and industry standards relating to the processing of personal data and privacy (Data Protection Laws) in the conduct of the Platform.
(b)	The Seller has in place and operates adequate procedures to ensure the Platform's continued compliance with Data Protection Laws.
(c)	In the last three years, the Seller has not received any notices or any communications from any person:
(i)	alleging non-compliance with any Data Protection Laws; or
(ii)	complaining about its use of personal data, and so far as the Seller is aware, there are no circumstances likely to give rise to any such notices or communications.
(d)

All Platform Records comprising information and records and personal data in relation to users or clients and potential users or clients of the Platform has been obtained in accordance with Data Protection Laws and the Seller is entitled to use, transfer and grant rights in respect of the use of, such data.

12.	Confidential Information

(a)

The Seller has not at any time (save in the ordinary course of Platform, in connection with the transactions contemplated by this agreement, or subject to an obligation of confidentiality or to the professional advisers of the Seller) disclosed to any person other than the Purchaser:

(i)

any of the secret or confidential information or property of the Seller in relation to the Platform, including (without limitation) financial information, plans, statistics, documents, files, recipes, marketing information, records and papers, material to the operation of the Platform; or

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(ii)	any secret or confidential information material to the Seller's customers, clients, employees and agents or to any other person who has or has had any dealings with it.
(b)

So far as the Seller is aware, there has been no actual or alleged misuse by any person of any of the secret or confidential information or property of the Seller in relation to the Platform or the Assets.

13.	Future Dealings

(a) The Seller warrants that it will not create, sell, transfer, license or otherwise make available to any third party, any direct copy, clone or substantial reproduction of any web application or software subsequently developed by the Buyer using the Development Rights.

12.

Portal Implementation Work means all development work, customizations, configurations, and implementations performed by the Seller specifically for the portal instance of the Platform, including but not limited to:

(a)	custom user interface designs and implementations;
(b)	specific database schemas and data models;
(c)	customized workflows and business logic;
(d)	portal-specific integrations and configurations;
(e)	documentation specific to the portal implementation;
(f)	any other development work performed specifically for the portal instance; and
(g)	all associated intellectual property rights in the above.

13.	Backlink Services

(a)	The Seller warrants that:

(i) it has full control and authority over geneticgenie.org to implement and maintain the Backlink Services; (ii) the implementation of backlinks will not violate any search engine guidelines or best practices;

(iii) the backlinks will be maintained for a minimum period of 5 years from Completion Date;

(iv) the backlinks will be placed on relevant, content-appropriate pages;

(v) no similar backlink services have been or will be provided to competing entities.

14.	Platform and Core Systems

(a)	The Seller warrants that:

(i) the Platform is capable of supporting all described functionalities;

(ii) all core systems have been thoroughly tested and validated;

(iii) the system architecture supports intended scalability requirements;

(iv) all documentation is complete and accurate; (v) all known limitations have been disclosed to the Buyer.

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15.	All warranties in this Schedule are qualified by and subject to:

(a)	The Buyer's obligation to:

(i) Maintain appropriate medical and regulatory compliance

(ii)	Implement proper disclaimers and warnings
(iii)	Ensure proper data protection and privacy measures
(iv)	Follow provided documentation and guidelines
(b)	The understanding that the Buyer assumes full responsibility and liability for:
(i)	Implementation decisions
(ii)	Regulatory compliance
(iii)	Medical and healthcare compliance
(iv)	Data protection
(v)	System modifications
(vi)	Integration decisions
(c)	The limitation that warranties apply only to:
(i)	Newly created Development Work
(ii)	Specified deliverables
(iii)	Documentation provided
(d)	The explicit exclusion of liability for:
(i)	Buyer modifications
(ii)	Implementation decisions
(iii)	Regulatory compliance
(iv)	Medical outcomes
(v)	Data protection issues

16.	Supplement Recommendations

(a)	The Buyer acknowledges and agrees that:
(i)	it is solely responsible for validating all supplement recommendations;
(ii)	it bears full responsibility for drug interaction checking and monitoring;
(iii)	it is responsible for ensuring dosage recommendations comply with safety guidelines;
(iv)	it must maintain and update supplement information;
(v)	it is responsible for validating recommendation algorithms with qualified professionals.

17.	Medical Disclaimers and Compliance

(a)	The Buyer acknowledges and agrees that:
(i)	it is solely responsible for implementing and maintaining medical disclaimers;
(ii)	it must ensure the system indicates it does not provide medical advice;
(iii)	it is responsible for maintaining appropriate warning language;
(iv)	it bears full responsibility for healthcare information regulation compliance;
(v)	it must obtain qualified legal review of disclaimer language.

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Schedule 2

Seller Intellectual Property Rights

Confidential Information, Technical Documentation, and Proprietary Systems

1.	Core Platform Components
(a)	Platform architecture and frameworks
(b)	Data processing pipelines
(c)	Security implementations
(d)	API frameworks
(e)	User authentication systems

2.	LIMS Integration Systems
(a)	Laboratory data standardization protocols
(b)	Sample tracking frameworks
(c)	Quality control systems
(d)	Results processing engines
(e)	Laboratory workflow optimizations

3.	AI Interpretation Engine
(a)	Machine learning models
(b)	Training datasets
(c)	Variant interpretation algorithms
(d)	Risk assessment systems
(e)	Continuous learning frameworks

4.	Supplement Systems
(a)	Recommendation engines
(b)	Interaction databases
(c)	Dosage calculators
(d)	Safety check systems
(e)	Affiliate integration frameworks

5.	Pregnancy/IVF Module
(a)	Pregnancy analysis rules
(b)	IVF protocol systems
(c)	Timing engines
(d)	Provider reporting tools
(e)	Risk assessment models

6.	Documentation
(a)	Technical specifications

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(b)	API documentation
(c)	System architectures
(d)	Database schemas
(e)	Integration guides

7.	Source Code
(a)	Core platform code
(b)	Custom components
(c)	Integration modules
(d)	Testing frameworks
(e)	Deployment configurations

8.	AI Variant Curator
(a)	Rules Engine Components
(i)	Clinical guideline implementation frameworks
(ii)	Compliance validation systems
(iii)	Best-practice verification modules
(iv)	Structured classification pipelines
(v)	Audit trail generators
(b)	LLM Components
(i)	LLM integration frameworks
(ii)	Scientific database connectors
(iii)	Literature parsing engines
(iv)	Summary generation systems
(v)	Context extraction modules
(c)	Integration Layer
(i)	Hybrid decision reconciliation system
(ii)	Combined output formatter
(iii)	Audit trail integrator
(iv)	Self-hosting configurations
(v)	HIPAA compliance implementations

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Schedule 3

Contracts

Nil

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